PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 10 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                              July 18 , 1997
                                                                Rule 424(b)(3)
                  Morgan Stanley, Dean Witter, Discover & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                                ---------------

               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") upon 30 to 35 calendar days notice on any February 1 or August 1, commencing August 1, 2001.

Principal Amount:  $20,000,000

Maturity Date:  August 1, 2012

Settlement Date (Original Issue Date):  August 1, 1997

Interest Accrual Date:  August 1, 1997

Issue Price:  100%

Specified Currency:  U.S. Dollars

Redemption Percentage:  100%

Redemption Dates:  Redeemable in whole, but not in part, at the option of the Company upon 30 to 35 calendar days notice on any February 1 or August 1, commencing August 1, 2001

Annual Redemption Percentage Reduction:  N/A

Interest Rate:  7.00% per annum

Interest Payment Dates:  The first day of each month, commencing September
                         1, 1997

Interest Payment Period:  Monthly

Total Amount of OID:  N/A

Original Yield to Maturity:  N/A

Initial Accrual Period OID:  N/A

Book Entry Note or Certificated Note:  Book Entry Note

Senior Note or Subordinated Note:  Senior Note

Agent:  Morgan Stanley & Co. Incorporated

Trustee:  The Chase Manhattan Bank

Minimum Denomination:  $1,000

CUSIP:  61745EKQ3

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          MORGAN STANLEY DEAN WITTER